Exhibit 21 - Subsidiaries of Affinity Technology Group, Inc.

                     Name                         Jurisdiction of Incorporation           Percent Owned
--------------------------------------------- ----------------------------------- ---------------------------

    Affinity Bank Technology Corporation                 Delaware, USA                       100%

     Affinity Clearinghouse Corporation                  Delaware, USA                       100%

         Affinity Credit Corporation                     Delaware, USA                       100%

       Affinity Processing Corporation                   Delaware, USA                       100%

  Affinity Mortgage Technology Corporation               Delaware, USA                       100%

            decisioning.com, Inc.                        Delaware, USA                       100%

       Multi Financial Services, Inc.                    Delaware, USA                       100%


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